Exhibit 99.1

SIGA Announces TPOXX® Promotion Agreement with Meridian Medical Technologies, Inc. (A Pfizer Company) for International Markets

June 3, 2019, 7:30 am ET

NEW YORK -- SIGA Technologies, Inc. (SIGA) (NASDAQ: SIGA), a commercial-stage pharmaceutical company focused on the health security market, today announced that it has entered into an international promotion agreement with Meridian Medical Technologies, Inc. (“Meridian”, a Pfizer Company).  Under the agreement, Meridian will promote the sale of oral TPOXX for the treatment of smallpox in all markets, except for the United States and South Korea.  SIGA will continue to be the owner of all rights in the U.S. market.

“Meridian, a leader within the global medical countermeasure industry, has sold products in over 30 countries worldwide and has been marketing and distributing emergency care treatment options to military and civilian authorities for more than 50 years. We are pleased that they recognize TPOXX’s significant market potential outside the U.S.,” said Dr. Phil Gomez, CEO of SIGA.  “We are confident that Meridian’s experience and broad network in these markets makes it an optimal partner for SIGA as we work to make oral TPOXX a standard component of smallpox preparedness strategies around the globe.”

Under the terms of the agreement, Meridian has exclusive rights and responsibilities to market and sell oral TPOXX in all geographic regions except for the U.S. and South Korea, and SIGA retains ownership, distribution and supply rights and regulatory responsibilities in connection with TPOXX.  The agreement does not include any cash payments at signing, and both parties are responsible for the costs of their respective activities.  Meridian will be compensated under the promotion agreement through a fee that will be based on a percentage of net sales of oral TPOXX.

“TPOXX is a natural addition to Meridian’s portfolio of medical countermeasures and emergency care treatments,” said Tom Handel, General Manager for Pfizer and President of Meridian. “We are excited to partner with SIGA to leverage our collective strengths for the ultimate benefit of global health security, the patients and customers who we serve.”

TPOXX is the first and only drug approved by the U.S. Food and Drug Administration (FDA) for the treatment of smallpox disease in adults and pediatric patients weighing at least 13 kg (~29lbs).  Over 2 million courses of TPOXX have been stockpiled by the U.S. Government to mitigate the potential impact of a smallpox outbreak.  The World Economic Forum report titled “The Global Risks Report 2019” highlighted that recent developments have “increased the risk of smallpox being released into the world, either accidentally or intentionally.”  Given the highly infectious nature of smallpox, any outbreak could rapidly become a global emergency, and medical countermeasures will need to be deployed rapidly by all impacted nations.

ABOUT SIGA TECHNOLOGIES, INC. and TPOXX®

SIGA Technologies, Inc. is a commercial-stage pharmaceutical company focused on the health security market. Health security comprises countermeasures for biological, chemical, radiological and nuclear attacks (biodefense market), vaccines and therapies for emerging infectious diseases, and health preparedness. Our lead product is TPOXX®, also known as tecovirimat and ST-246®, an orally administered and intravenous (IV) formulation antiviral medicine for the treatment of human smallpox disease caused by variola virus. TPOXX is a novel small-molecule product of which 2 million oral courses have been delivered to the Strategic National Stockpile under Project BioShield. The FDA approved the oral formulation of TPOXX for the treatment of smallpox on July 13, 2018. In September 2018, SIGA signed a new contract with Biomedical Advanced Research and Development Authority (BARDA) for procurement of oral and intravenous formulations of TPOXX, and development activities. For more information about SIGA, please visit www.siga.com.

ABOUT MERIDIAN MEDICAL TECHNOLOGIES, INC.

Meridian Medical Technologies, Inc., a Pfizer company, has been putting emergency care treatment options into the hands of military and civilian defenders for more than 50 years. Meridian is committed to help defend against critical, time-sensitive, life-or-death situations by providing medical countermeasures to the United States Department of Defense, Emergency Medical Services, Homeland Security, and more than 30 nations around the world.

Meridian holds a federal SAFETY Act designation and certification from the Department of Homeland Security for its portfolio of auto-injectors. The SAFETY Act is intended to provide critical incentives for the development and deployment of anti-terrorism technologies by providing liability protections for sellers of qualified anti-terrorism technologies.

About Smallpox1

Smallpox is a contagious, disfiguring and often deadly disease that has affected humans for thousands of years. Naturally occurring smallpox was eradicated worldwide by 1980, the result of an unprecedented global immunization campaign. Samples of smallpox virus have been kept for research purposes. This has led to concerns that smallpox could someday be used as a biological warfare agent. A vaccine can prevent smallpox, but the risk of the current vaccine's side effects is too high to justify routine vaccination for people at low risk of exposure to the smallpox virus.

1http://www.mayoclinic.org/diseases-conditions/smallpox/basics/definition/con-20022769

FORWARD-LOOKING STATEMENTS

This press release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are subject to various known and unknown risks and uncertainties, and SIGA cautions you that any forward-looking information provided by or on behalf of SIGA is not a guarantee of future performance. More detailed information about SIGA and risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this press release, is set forth in SIGA's filings with the Securities and Exchange Commission, including SIGA's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and in other documents that SIGA has filed with the SEC. SIGA urges investors and security holders to read those documents free of charge at the SEC's web site at http://www.sec.gov. Interested parties may also obtain those documents free of charge from SIGA. Forward-looking statements are current only as of the date on which such statements were made, and except for our ongoing obligations under the United States of America federal securities laws, we undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events, or otherwise.

The information contained in this press release does not necessarily reflect the position or the policy of the Government and no official endorsement should be inferred.

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